UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  October 4, 2007

VIKING SYSTEMS, INC.
(Exact Name of Registrant as Specified in Charter)

DELAWARE (State or Other Jurisdiction of Incorporation)	000-49636 (Commission File Number)	86-0913802 (I.R.S. Employer Identification No.)

4350 La Jolla Village Drive, Suite 900
San Diego, CA  92121
(Address of Principal Executive Offices)
(858) 431-4010

(Registrants telephone number, including area code)
(Former name or former address, if changed since last report)

     Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CRF 240.13e-4(c))

Item 3.03 Material Modification to Rights of Security Holders

Pursuant to the terms of the convertible debenture financing (the “Transaction”) we completed on February 24, 2007, the conversion rate on the debentures issued in the Transaction and the exercise price of the associated warrants are subject to downward adjustment, or reset, if we fail to meet certain specified operational milestones (“Operational Milestones”) by the end of our fiscal 1st, 2nd and 3rd quarters.  In addition, the Transaction documents require us to affirmatively acknowledge in a public filing with the United States Securities and Exchange Commission that we have met the Operational Milestones.

On October 1, 2007, pursuant to its obligations under the Transaction documents, the Company filed a Current Report on Form 8-K stating the following regarding the Operational Milestones:  “The Company has shipped sufficient product to meet the Operational Milestones set forth in the debenture and warrant agreements for the fiscal quarter ended September 30, 2007.  The Company is still assessing the accounting and revenue recognition treatment of these transactions.”

As of October 3, 2007, the Company has completed its accounting assessment of the transactions underlying the Operational Milestones and concluded that a certain transaction included in its preliminary results will not be treated as a sale in the quarter ended September 30, 2007.  As a result, one of the Operational Milestones has not been met.  Accordingly, the Company is filing this Current Report on Form 8-K to disclose these results and their effect on the conversion, or exercise, price on the Company’s outstanding securities.

The following table sets forth the effect on the Company’s debentures, preferred stock and the warrants associated with each as a result of the Company’s not meeting one of the Operational Milestones, pursuant to the adjustment provisions contained in the agreements governing these securities:

	Conversion or Exercise Price ($)		Number of Shares of Viking Common Stock Issuable Upon Conversion/Exercise
Name of Security	Old	New	Old	New
Convertible Debentures	.18	.12	44,314,072	66,471,108
Common Stock Purchase Warrants (associated with Convertible Debentures)	.18	.12	22,157,026	22,157,026
Series B Preferred Stock	.18	.146	43,294,444	53,376,712
Common Stock Purchase Warrants (associated with Series B Preferred Stock)	.18	.12	22,222,222	33,333,333

Item 8.01 Other Events.

See Item 3.03.

2.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Viking Systems, Inc. By: /s/ Donald Tucker Donald Tucker Chief Executive Officer

Date: October 4, 2007

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